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                                                                    Exhibit 99.1

       TRAVELOCITY.COM PURCHASES SITE59; DEAL ADVANCES TRAVELOCITY.COM'S
                               MERCHANT BUSINESS

FORT WORTH, Texas, Mar 26, 2002 /PRNewswire-FirstCall via COMTEX/ -- Significantly increasing its merchant model sales capabilities, Travelocity.com (Nasdaq: TVLY), the most popular travel site on the Web, today announced it has reached an agreement to purchase Site59.com, Inc., a leading online seller of last-minute merchant model air, hotel and rental car inventory. Site59 launched in May 2000 and was developed and backed by iFormation Group, a partnership between The Boston Consulting Group, Goldman Sachs and General Atlantic Partners.

Under terms of the deal, Travelocity.com will acquire Site59 for $43 million in cash. Travelocity.com said Site59 will broaden its focus to provide higher-margin merchant hotel inventory to Travelocity.com. At the same time, Site59 will retain its leadership in providing last-minute dynamic travel packages at great values -- including specialized last-minute content and packages for Travelocity.com and a broad list of other leading online retailers.

As a merchant, Site59 sets consumer prices and controls margins while ensuring that customers benefit from low travel rates. Site59 has already negotiated agreements with numerous hotel chains and properties to deepen its relationships beyond the last-minute niche, so it can provide Travelocity.com with a greater mix of merchant hotel inventory. This new inventory will be used to complement the extensive inventory Travelocity.com already receives through its long-term agreement with Hotel Reservations Network (HRN), while increasing the merchant inventory Travelocity Vacations receives directly from hotel partners.

"Site59's extensive relationships with major hotel chains and thousands of properties provide us with a ready-made opportunity to expand our merchant hotel opportunities," said Terry Jones, president and CEO of Travelocity.com. "These new capabilities lay the groundwork for significant revenue growth in 2002 and give our members more opportunities to take advantage of great travel deals.

"In addition to making Travelocity.com the premiere online site for last-minute travel, Site59 also provides a natural extension to our current hotel offerings from HRN, Sabre and Travelocity Vacations," Jones continued. "We are also excited about the addition of the great people at Site59, and we look forward to welcoming them as part of the Travelocity.com team, while allowing them to continue the entrepreneurial spirit they have already built."

Travelocity.com said it intends to operate Site59 as a separate unit and that it expects to begin generating revenue from last-minute travel operations immediately. The company said it plans to begin selling hotels using inventory from Site59 in summer 2002, and it expects the deal to be accretive in 2002.

"I'm delighted about Site59 joining a company as strong as Travelocity.com, which will allow us to accelerate our last minute business, as well as to rapidly grow a merchant model hotel business," said Michelle Peluso, CEO of Site59.com. "Combining Site59's cutting-edge merchant

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business with Travelocity.com's leadership position in online travel creates a powerhouse for suppliers and customers alike."

Hotel industry officials welcomed the transaction, as well.

"The Site59 business model works very well for us, and we are excited about the additional distribution and product development that Site59 can do by teaming up with Travelocity.com," said Steve Hankin, President of Starwood Technology and Distribution at Starwood Hotels & Resorts Worldwide, Inc.

"Site59 has strong technology and a terrific team which will really enhance the hotel product for Travelocity.com. We look forward to continuing our relationship with Site59 as they expand their role," said Jim Young, Vice President of Global Distribution for Six Continents Hotels.

About Travelocity.com

Travelocity.com Inc. (Nasdaq: TVLY), a database-driven travel marketing and transaction company, provides Internet and wireless reservations information for more than 700 airlines, more than 55,000 hotels and more than 50 car rental companies. In addition, Travelocity.com offers more than 6,500 vacation packages, tour and cruise departures and a vast database of destination and interest information. Travelocity.com employs more than 1,000 customer service professionals, has sold more than 20 million airline tickets and has registered more than 32 million members.

About Site59.com, Inc.

Site59(R) is recognized as an industry leader in technology and creative content for last minute online travel. Beyond accolades and best of web awards from Forbes, CNN, The Wall St. Journal, The NBC Today Show, Readers Digest, PC Magazine, USA Today, The Washington Post, and many more, Site59 is credited with having developed the industry's premier real time packaging technology. Site59's patent-pending system automates and assembles inventory in real time from over 2600 industry suppliers, including major airlines, hotel companies, car rental companies and hundreds of specialty providers worldwide. Site59's technology and supplier relationships are the cornerstones of the company's successful ASP distribution product. Additional information and offerings can viewed at: www.Site59.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this release that are not purely historical facts, including statements about expected revenues and pro forma earnings, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are based only upon information available to Travelocity on the date of this release. All such forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described, including risks related to declines or disruptions in the travel industry resulting from concerns about the possibility of terrorist acts, related hostilities, and increased

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costs (including due to new security measures) and reduced operations by airlines; risks relating to the elimination or reduction of commissions paid by travel suppliers, which could reduce Travelocity's revenues; risks associated with travel industry consolidation, including strategic alliances and consortia (including travel supplier consortia); risks relating to Travelocity's relationships with Sabre Holdings Corporation and its affiliates (including the risks of potential conflicts of interest); risks associated with the continued use and growth of the Internet and, relatedly, the extent of acceptance and profitability of online commerce; and risks relating to Travelocity's technology, including Travelocity's ability to rapidly develop and achieve market acceptance of new products and services, and related risks that rapid technological changes may render Travelocity's technology obsolete or decrease the attractiveness of its existing products and services relative to the products and services, respectively, of its competitors.

Further information about risks and uncertainties that could affect Travelocity's financial and other results is included in Travelocity's other documents filed with, or furnished to, the Securities and Exchange Commission. Travelocity undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward- looking statements.

    CONTACT:
    Janelle O'Haugherty (janelle@vollmerpr.com )
    972/488-4790
    Judy Haveson (judy@vollmerpr.com )
    212/554-7425
    VOLLMER
    Pamela Johnson for Site59 (Pamela@pjinc.net)
    (973) 259-0480